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                                                                    EXHIBIT 10.4

                          INCENTIVE STOCK OPTION PLAN
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     1.   Grant of Options.  The Board of Directors of EDUCATIONAL MODULES,
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INC., a New York corporation, is hereby authorized by a majority vote of its members to issue stock options from time to time on the corporation's behalf to any one or more persons who at the date of such grant are full-time employees of the corporation. Any option granted under this Plan shall be granted within ten
(10) years from the date hereof.

     2.   Amount of Stock.  The aggregate amount of stock which may be purchased
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pursuant to options granted under this Plan shall be twenty-five thousand
(25,000) shares of the corporation's common stock.

     3.   Limitation.  The amount of aggregate fair market value of the stock
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(determined at the time of the grant of the option) for which any employee may be granted options hereunder in any calendar year shall not exceed the sum of $100,000.

     4.   Exercise.  Any option granted pursuant to this Plan shall contain
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provisions, established by the corporation's Board of Directors, setting forth the manner of exercise of such option. In no event, however, shall any option granted to a person then owning more than ten percent (10%) of the voting power of all of the corporation's stock be exercisable by its terms after the expiration of five (5) years from the date of the grant thereof, nor shall any other option granted hereunder be exercisable by its terms after the expiration of ten (10) years from the date of the grant thereof.

     5.   Nontransferability.  The terms of any option granted under this Plan
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shall include a provision making such option nontransferable by the optionee, except upon death, and exercisable during the optionee's lifetime only by the optionee.

     6.   Purchase Price.  The purchase price for a share of the stock subject
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to any option granted hereunder shall be not less than the fair market value of the stock on the date of grant of the option, said fair market value to be determined in good faith

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at the time of grant of such option by decision of the corporation's Board of
Directors; provided, however, that in the case of an option granted to any person then owning more than ten percent (10%) of the voting power of all of the corporation's stock, the purchase price per share of the stock subject to option shall be not less than one hundred ten percent (110%) of the fair market value of the stock on the date of grant of the option, determined in good faith as aforesaid.

     7.   Stockholder Approval; Effective Date.  This Plan shall be subject to
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the approval of the stockholders of the corporation following the adoption of the Plan by the corporation's Board of Directors. The effective date of this Plan is May 31, 1989.

     8.   Stock Reserve.  The corporation at all times during the term of this
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Plan shall reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the corporation in connection with the exercise of the options granted hereunder.

     9.   Other Terms.  Any option granted hereunder shall contain such other
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and additional terms, not inconsistent with the terms of the Plan, which are deemed necessary or desirable by the Board of Directors, or by legal counsel to the corporation, and such other terms shall include those which, together with the terms of this Plan, shall constitute such option as an "Incentive Stock Option" within the meaning of Section 422A of the Internal Revenue Code.

Adopted May 31, 1989.